Exhibit 3(i)

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708 Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.    Name of corporation:

VICAN RESOURCES, INC.

2.    By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors of Vican Resources, Inc. (the "Company") has designated 10,000,000 of the Company's 20,000,000 authorized shares of preferred stock as "Series C Preferred Stock" having the following rights, preferences, privileges, and restrictions: each share of Series C Preferred Stock shall, immediately upon approval by the Financial Industry Regulatory Authority of a pending application for a reverse split of the Company’s outstanding shares of common stock, convert into one (1) post-split share of the Company's Common Stock and shall vote together with holders of the Company's common stock on all matters upon which common stockholders may vote.

3.    Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s// Lorne Kalisky

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.